UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                       ChipMOS TECHNOLOGIES (Bermuda) LTD.
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
                         (Title of Class of Securities)

                                    G2110R106

                                 (CUSIP Number)

                               September 18, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 17 Pages

CUSIP No. G2110R106                    13G                   Page 2 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge International LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares
--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 3 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 4 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 5 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Highbridge Master L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            PN
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 6 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 7 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 8 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 9 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                       [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 10 of 17 Pages


--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
NUMBER OF      (5) SOLE VOTING POWER
                   0
SHARES         _________________________________________________________________

BENEFICIALLY   (6) SHARED VOTING POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

OWNED BY       _________________________________________________________________

EACH           (7) SOLE DISPOSITIVE POWER
                   0
REPORTING      _________________________________________________________________

PERSON WITH    (8) SHARED DISPOSITIVE POWER
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                   1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares

                   3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares

--------------------------------------------------------------------------------
    (10)    CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
--------------------------------------------------------------------------------
    (11)    PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            14.42%
--------------------------------------------------------------------------------
    (12)    TYPE OF REPORTING PERSON **
            IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G2110R106                    13G                   Page 11 of 17 Pages


Item 1.

(a)  Name of Issuer

        ChipMOS TECHNOLOGIES (Bermuda) LTD. (the "Company").

(b)  Address of Issuer's Principal Executive Offices

        11F, No. 3, Lane 91, Dongmei Road
        Hsinchu, Taiwan
        Republic of China

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship


        HIGHBRIDGE INTERNATIONAL LLC
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE CAPITAL CORPORATION
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE MASTER L.P.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE CAPITAL L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        HIGHBRIDGE GP, LTD.
        c/o Harmonic Fund Services
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        HIGHBRIDGE GP, LLC
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

CUSIP No. G2110R106                    13G                   Page 12 of 17 Pages


        HIGHBRIDGE CAPITAL MANAGEMENT, LLC IRS #: 20-1901985
        9 West 57th Street,
        27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        GLENN DUBIN
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        HENRY SWIECA
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States


Item 2(d)  Title of Class of Securities

        Common Shares, $0.01 par value ("Common Shares")

Item 2(e)  CUSIP Number

        G2110R106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

CUSIP No. G2110R106                    13G                   Page 13 of 17 Pages


Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

        As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 1.75% Convertible Senior Notes due 2009, convertible into 7,165,605 Common Shares and (ii) 3.375% Convertible Senior Notes due 2011, convertible into 4,379,562 Common Shares.

        Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge International LLC and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Common Shares owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Common Shares owned by Highbridge International LLC.


        (b) Percent of class:

            The Company's Report of Foreign Private Issuer on Form 6-K that was filed on August 3, 2006, indicates there were 68,498,000 Common Shares outstanding as of June 30, 2006. Therefore, based on the Company's outstanding Common Shares and the Common Shares issuable upon the conversion of the 1.75% Convertible Senior Notes due 2009 and of the 3.375% Convertible Senior Notes due 2011, the Reporting Persons may be deemed to beneficially own approximately 14.42% of the outstanding Common Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Shares owned by another Reporting Person.


        (c)   Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

                    0

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a)

              (iii) Sole power to dispose or to direct the disposition of

                    0

              (iv)  Shared power to dispose or to direct

CUSIP No. G2110R106                    13G                   Page 14 of 17 Pages


                    the disposition of

                    See Item 4(a)

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

      See Exhibit I.


Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of September 28, 2006, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. G2110R106                    13G                   Page 15 of 17 Pages


SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: September 28, 2006

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin
    ---------------------------
Name:  Carolyn Rubin
Title: Managing Director                 By: /s/ Clive Harris
                                             --------------------------
                                         Name:  Clive Harris
                                         Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager

                                         By: /s/ Clive Harris
                                             --------------------------
                                         Name:  Clive Harris
By: /s/ Carolyn Rubin                    Title: Director
    ---------------------------
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Carolyn Rubin
                                             --------------------------
                                         Name:  Carolyn Rubin
                                         Title: Managing Director

By: /s/ Clive Harris
    ---------------------------
Name:  Clive Harris
Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                     /s/ Henry Swieca
    ---------------------------          --------------------------
                                         HENRY SWIECA
Name:  Clive Harris
Title: Director




/s/ Glenn Dubin
---------------------------
GLENN DUBIN

CUSIP No. G2110R106                    13G                   Page 16 of 17 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Shares, $0.01 par value, of ChipMOS TECHNOLOGIES (Bermuda) LTD., is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of September 28, 2006

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL L.P.

By: Highbridge Capital Management, LLC   By: Highbridge GP, LLC
    its Trading Manager                      its General Partner


By: /s/ Carolyn Rubin
    ---------------------------
Name:  Carolyn Rubin
Title: Managing Director                 By: /s/ Clive Harris
                                             --------------------------
                                         Name:  Clive Harris
                                         Title: Director


HIGHBRIDGE CAPITAL CORPORATION           HIGHBRIDGE GP, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager

                                         By: /s/ Clive Harris
                                             --------------------------
By: /s/ Carolyn Rubin                    Name:  Clive Harris
    ---------------------------          Title: Director
Name:  Carolyn Rubin
Title: Managing Director

HIGHBRIDGE MASTER L.P.                   HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: Highbridge GP, Ltd.
    its General Partner
                                         By: /s/ Carolyn Rubin
                                             --------------------------
                                         Name:  Carolyn Rubin
                                         Title: Managing Director

By: /s/ Clive Harris
    ---------------------------
Name:  Clive Harris
Title: Director
                                         HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                     /s/ Henry Swieca
    ---------------------------          --------------------------
Name:  Clive Harris                      HENRY SWIECA
Title: Director


/s/ Glenn Dubin
---------------------------
GLENN DUBIN